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                                                                 Exhibit 10.1(m)

Employment Contract


between                             Sauer Sundstrand GmbH & Co.
                                    Krokamp 35, 24539 Neumunster
                                    - in the following referred to as SAS -

and                                 Dr. Thomas Kittel,
                                    born on 5 October 1948 in Jena,
                                    living at Boker Steig 11,
                                    24613 Aukrug-Innien

the following employment contract will be concluded.

ss.1 Duties

Dr. Kittel, from 1 January 1992, undertook the duties of Director of Logistics. On 1 October 1993 he was appointed to the direction of the Production area. As from 1 January 1997 Dr. Kittel was appointed as Managing Director of Sauer-Sundstrand GmbH. Dr. Kittel reports to the chairman of the board of the company.

Dr. Kittel will provide his full working capacity in the service of SAS. He undertakes to comply in all matters with the corporate policies and in addition, to ensure that he will undertake, in agreement with the chairman of the board, all matters within his competency which could be envisaged.

ss.2  Remuneration

As remuneration for his duties, Dr. Kittel will receive an annual gross salary of DM 300.000 (in words: three hundred thousand Deutsche Mark) payable in twelve part-payments at the end of each month in the sum of DM
      25.000 (in words: twenty-five thousand Deutsche Mark).

In addition, Dr. Kittel is included in the Bonus system of the Sauer-Sundstrand group. The bonus plan reflects, on the one hand the economic situation of the company, measured by the actual result, and on the other hand the personal success of Dr. Kittel, measured on the fulfillment of the annual objectives and duties. The payment of the bonus is made annually in May of the following year, based on the respective prior year annual income.

With these payments all Dr. Kittel's services are rewarded in full.

It is assumed that in order to reach the objectives a time contribution of more than 40 hours per week will generally be required.

The salary will be reviewed as of 1 July 2000.

ss.3 Holiday

Dr. Kittel has an annual holiday entitlement of 30 days, to which are counted all days upon which Dr. Kittel is obliged to work normal hours. The start date and length of vacation will be set by agreement with his superior.

The loss of working time caused by marriage, moving house, birth of a child,
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convalescence (illness), death of a close relative, etc. will not normally be counted within the holiday entitlement usage.

ss.4 Health-care and other Benefits

In the case of an inability to carry-out the contractual working duties, which is not due to own fault, in accordance with ss.616 of the Civil Code, the remuneration as set out in ss.2 will continue to be paid after expiry of the statutory period for an additional six weeks. If the period of service (with the company) lies between three and ten years, then (it will be paid) for eighteen weeks, and if more than ten years, then for thirty weeks. The amount paid is the difference between the Sick-Benefit (for privately insured persons in the AOK scheme) and the salary.

In the case of the death of Dr. Kittel during the period covered by this contract, the salary of the month of death accrues to the estate of the deceased. The salary will continue to be paid to spouse, legitimate or legitimated children for a further period of three months. If such relatives do not exist, then the salary may be nominated, in full or in part, to other dependent persons.

To cover such accidental risk, Dr. Kittel is insured, also for injuries in private life, in the sum of
      DM 150.000 for Death
      DM 300.000 for Invalidity

Dr. Kittel is included in the Pension Scheme of the company as set out in the prevalent version.

ss.5 Travel expenses

Travel and other sundry expense which are in the interest of SAS will be reimbursed to Dr. Kittel against individual receipt. The travel expense regulations relevant at the time are to be observed.

ss.6 Confidentiality

Dr. Kittel undertakes to maintain confidentiality on all matters pertaining to his duties and to the contents of this contract, also following termination of this employment contract, to the extent that he is not obliged by law to such disclosure. On termination of the employment, all business papers and other documents are to be returned to SAS without the retention of copies. No right of retention is permitted.

ss.7 Creative ideas from employment environment

The work-place is covered by regulations for the further use of creative ideas gained in the work-place and these are covered by legal requirements (to date the Gesetz uber Arbeitnehmererfindungen in the version of 15 August 1986-ArbNErfG -) and the company SAS internal work-place regulations in the currently valid version.

In addition, Dr. Kittel has stated his agreement to place at the disposal of SAS all discoveries which he may make within a period of two years after he leaves the company, if those discoveries relate to his duties at SAS, or are primarily arising from the experience or work there, unless this is prevented by law.

ss.8 Data Protection
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In agreeing to this contract the requirements of the Data Protection legislation on the use of personal information (storage, transfer and changing) as set out in ss.ss.3 and 23 et seq Bundesdatenschutzgesetz (BDSG) are agreed to.

Dr. Kittel therefore declares himself in agreement that his personal information, to the extent that they are necessary for the employment contract and its orderly conduct, may be stored, changed, deleted or out of other created out of other details.

ss.9 Ancillary employment

The undertaking of ancillary employment requires the prior approval of the board of directors.

Publications and speeches of Dr. Kittel, to the extent that they impact SAS, require the agreement of his direct superior.

Similar rules apply for the legal or economic participation in other companies and in the representation in supervisory authorities of other companies.

Any position which Dr. Kittel assumes by reason of his employment contract, will be laid aside on request and under all circumstances on the termination of the employment contract.

For the period of his employment the competition rules of ss.60 of the Civil Code remain in force.

ss.10 Contract Period

This contract is for a fixed period and commences on 1 January 1998 and terminates on 31 December 2002 without the need for any termination notice.

At the latest by January 2002 the contract parties will negotiate for the inception of a follow-on contract.

SAS is able, on taking account of outstanding holiday entitlement and other non-working periods, to place Dr. Kittel on home-leave (that is: be suspended from duties) subject to continued payment of the regular salary.

ss.11 Company Car

Dr. Kittel is allowed, until further notice, to use a car of middle category in the course of his duties. The vehicle may, in addition to business functions, be used for private purposes. The total costs of the vehicle (leasing rate and running costs) may not exceed 150% of the regulation price. The regulation price for 1998 is DM 24.000 pa and will be reviewed annually. The benefit in kind will be taxed on Dr. Kittel at the currently valid rates.

ss.12 Legal jurisdiction

The legal jurisdiction for all claims arising under this contract is the place of residence of Dr. Kittel, namely Neumunster.

ss.13 Concluding agreements

With the inception of this contract all earlier agreements over an employment relationship are rescinded. Changes and additions to this contract require the written form to be legally effective.
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In the event that any individual elements of this contract are invalid or may become invalid, the other elements of the contract are unaffected. In place of the invalid clause a substitute clause is valid which achieves the nature and objective of the invalid clause. In the case of omissions, the clause becomes valid which would reflect the nature and objectives of this contract had the opportunity been available to consider the matter initially.

All claims, from either party, whether from the contract or the contractual relationship, become barred if they are not made in writing within three months of the due date of the claim.

Should the counterparty refute the claim, or should the claim not be agreed to within three weeks then the claim becomes barred if the claim is not pursued in court within a period of three months after the refuting or the expiration of the three week explanation period.

ss.14 Other agreements

For all rights and duties under this contract the commencement date of the employment contract is 1 February 1988.

Neumunster, 30 January 1998

Sauer-Sundstrand GmbH & Co.

signed Dr. K. Murmann.......Dr.T.Barlage......Dr.Thomas Kittel

jnl